EXHIBIT 23A

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated February 5, 2026, with respect to the consolidated financial statements and schedule and internal control over financial reporting included in the Annual Report of Bassett Furniture Industries, Incorporated and Subsidiaries on Form 10-K for the year ended November 29, 2025. We consent to the incorporation by reference of said reports in the Registration Statements of Bassett Furniture Industries, Incorporated and Subsidiaries on Forms S-8 (File Nos. 333-217072 and 333-254104).

/s/ Grant Thornton LLP

Charlotte, North Carolina

February 5, 2026